Exhibit 99.1
Bristow Group Inc. Announces Sale of Turbo Engines, Inc.
HOUSTON—(BUSINESS WIRE)—Nov. 30, 2006—Bristow Group Inc., a leading provider of helicopter services and production management services to the offshore energy industry, announced today that it has completed the sale of the assets of its aircraft engine overhaul business, Turbo Engines, Inc., to Timken Alcor Aerospace Technologies, Inc. for approximately $14 million, including estimated post-closing adjustments. Turbo Engines, Inc., located in Tucson, Arizona, overhauls and refurbishes aircraft engines for a number of third parties.
The sale, effective November 30, 2006, was approximately equal to book value, but a loss will be recognized for the tax expense of $2.5 million related to non-deductible goodwill recorded at the time Bristow acquired Turbo Engines, Inc. in 2001.
William E. Chiles, Bristow’s President and Chief Executive Officer, commented that “While Turbo Engines has been a profitable part of Bristow for the past five years, we are pleased to capitalize on this opportunity to allow us to concentrate capital on opportunities in our core offshore helicopter services business and to strengthen our relationship with an important supplier, Timken.”
Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on number of aircraft operated. Through its subsidiaries, affiliates and joint ventures, the Company has major operations in the U.S. Gulf of Mexico and the North Sea, and operations in most of the other major offshore oil and gas producing regions of the world, including Alaska, Australia, Brazil, China, Mexico, Nigeria, Russia and Trinidad. Additionally, the Company is a leading provider of production management services for oil and gas production facilities in the U.S. Gulf of Mexico. The Company’s Common Stock trades on the New York Stock Exchange under the symbol BRS and the Preferred Stock trades on the NYSE under the symbol BRS Pr.
CONTACT: Bristow Group Inc., Houston
Investor Relations:
Joe Baj, 713-267-7605
Fax: 713-267-7620
joe.baj@bristowgroup.com